Exhibit 5.1
Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.

Miami     ■     Ft. Lauderdale     ■     Tampa
August 28, 2007
Mr. Alan B. Levan
Chief Executive Officer
Levitt Corporation
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309

Re:	Levitt Corporation
Offering of Non-Transferable Subscription Rights to Purchase Shares of Class A Common Stock
Dear Mr. Levan:
     As counsel to Levitt Corporation (the “Corporation”), we have examined the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of the non-transferable subscription rights (the “Rights”) to purchase shares of Class A Common Stock of the Corporation (the “Shares”) under the registration statement described in the next sentence. In addition, we have examined a copy of the prospectus included in the Corporation’s Registration Statement on Form S-3 pursuant to which the Shares will be registered under the Securities Act of 1933, as amended (the “Registration Statement”).
     In rendering this opinion, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (iii) the genuineness of all signatures. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates as we deemed relevant.
     Our opinion expressed below is subject to the qualification that we express no opinion as to any law of any jurisdiction other than the law of the State of Florida and the federal law of the United States of America.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that:
     1. The Rights have been duly authorized and, when issued and delivered in accordance with the terms and conditions described in the Registration Statement, will be the valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and
     2. The Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of the Rights in accordance with the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included therein under the caption “Legal Matters.”
Very truly yours,
/s/ STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.

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